EXHIBIT 99.1

October 17, 2006

For Immediate Release

Los Angeles, CA

China Sky One Medical, Inc. (CSKI:OTCBB), announced today that it has completed private equity financings of $3 million, to provide the Company with funds for research and development, marketing and promotion and working capital for growth.  A total of $2,160,000 of the financing was sold to private investors in the United States, and $840,000 was sold to investors in China and Japan.  The Company sold a total of 200 Units at a price of $15,000 per Unit, each Unit consisting of 5,000 shares of common stock at a price of $3 per share, and common stock purchase warrants.   The Company sold a total of 1,000,000 shares of common stock at a price of $3.00 working capital, and two year warrants to purchase an additional 500,000 shares of common stock at a price of $3.50 per share.  American Eastern Securities, Inc., acted as the placement agent in the equity financing, and will receive commissions of 9% of the gross amount of the private financings, along with warrants to purchase up to 10% of the Units sold in the private financing.

The Company is a holding company for the business of American California Pharmaceutical Group, Inc. (“ACPG”) and its subsidiaries.  ACPG is a California holding corporation, which owns all of the issued and outstanding shares of registered capital of Harbin Tian Di Ren Medical Science and Technology Company (“TDR”), a limited liability company organized in Heilongjiang Province in the People’s Republic of China (“PRC” or “China”).  TDR is engaged in the manufacture, marketing and sale of over-the-counter nutraceutical and medicinal products, primarily in China.

Management announced that the net proceeds from the financings will enable the Company to expand its marketing and sales activities; to conduct research and development of new products the Company hopes to introduce over the next twelve months, and to cover costs of its general expansion plan.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995:    The statements in this press release that relate to the Company’s expectations in the future with respect to transactions, sources of capital or operations, operating results or strategies, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  Such statements are made by the Company based on knowledge of the circumstances at the present time, but the results anticipated by any and all of these forward-looking statements may not occur or may differ materially from the statements expressed.